Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

Confidential material has been separately filed with the Securities and Exchange Commission under an application for confidential treatment. Terms, for which confidential treatment has been requested, have been omitted and marked as redacted.

LIMITED LIABILITY COMPANY AGREEMENT
OF
COPPERHEAD VENTURES, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT OF COPPERHEAD VENTURES, LLC (this “Agreement”) is made as of the 8th day of September, 2006, by and among ISSUED HOLDINGS CAPITAL CORPORATION, a Virginia corporation (“IHCC”), DBAH CAPITAL, LLC, a Delaware limited liability company (“DBAH”), and DARTMOUTH INVESTMENTS, LLP (“Advisors”), a Texas limited liability partnership, which agree to form a limited liability company upon the following terms and conditions:

1. FORMATION AND TERM.

1.1.	Formation.

The Company was formed upon the filing of its certificate of formation with the Delaware Secretary of State on July 24, 2006.

1.2.	Term.

The term of the Company shall begin on the date of the filing of the certificate of formation and the Company shall continue until dissolved and wound up in accordance with this Agreement.

1.3.	Name.

The name of the Company is Copperhead Ventures, LLC. The business of the Company may be conducted under such trade or fictitious names as the Directors may determine.

1.4.	Principal Office.

The principal office of the Company, at which the records required to be maintained by the Act are to kept, shall be at 4551 Cox Road, Suite 300, Glen Allen, Virginia, 23060, or such other place as the Directors may determine. The Directors shall give notice to the Members of any change of the principal office.

Registered Agent.
The Company’s agent for service of process shall be Capitol Services, Inc. or such other person as the Directors may designate.

2.	DEFINITIONS.

The following terms used in this Agreement shall (unless otherwise expressly provided herein or unless the context otherwise requires) have the following respective meanings:

Act.

The Delaware Limited Liability Company Act, as it may be amended or superseded from time to time.

Advisors.

Dartmouth Investments, LLP.

Advisors Note.

The Promissory Note issued by Advisors to the Company as provided in Section 5.2(c).

Affiliate.

When used with reference to a specified Person:

(i)	any Person directly or indirectly Controlling, Controlled by, or under common Control with, the specified Person;

(ii)	any Person owning or Controlling fifteen percent (15%) or more of the outstanding voting securities of the specified Person;

(iii)
any Person that is an officer, director, partner or trustee of, or serves in a similar capacity with respect to the specified Person, or of which the specified Person is an officer, director, partner or trustee; and

(iv)	any relative or spouse of the specified Person.

Annual Business Plan.

The annual business plan of the Company described in Section 8.7.

Approved Investment.

An investment approved by the Board as provided in Section 8.3(b)(i).

Auditor.

BDO Seidman LLP or another nationally recognized accounting firm agreed upon by the Board, as provided in Section 8.3(b), to serve as the independent auditors for the Company.

Available Surplus.

All amounts, if any, able to be released to Commercial Capital on a Payment Date from the surplus account for the CCAO Series 2 Trust Collateralized Bonds pursuant to Sections 9(xiii) and (xiv) of the Series 2 Supplement with respect to that Payment Date, other than amounts related to the Series 2 Excluded Assets.

Bankruptcy.
(i)	The entry of an order for relief with respect to a Member in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time;

(ii)	The filing of an application by a Member for, or its consent to, the appointment of a trustee, receiver or custodian of its assets;

(iii)	The making by a Member of a general assignment for the benefit of creditors;

(iv)
The entry of an order, judgment or decree by any court of competent jurisdiction appointing a trustee, receiver or custodian of the assets of a Member unless the proceedings and the person appointed are dismissed within ninety (90) days;

(v)
The failure by a Member generally to pay its debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code or the admission in writing of its inability to pay its debts as they become due; or

(vi)
A Member’s Interest becoming subject to the enforcement of any rights of a creditor of a Member, whether arising out of an attempted charge upon such Member’s Interest by judicial process or otherwise, if such Member shall fail to obtain the release of those enforcement rights, whether by legal process, bonding, or otherwise, within ninety (90) days after actual notice of such creditor’s action.

Bankrupt Member.

A Member that is the subject of Bankruptcy.

Base Indenture.

The Indenture dated as of November 1, 1993, as amended, between Commercial Capital and the Trustee.

Board.

The Board of Directors described in Section 8.1.

Capital Account.

As of any date, with respect to any Member, the capital account maintained for such Member as determined under Section 5.5.

Capital Contribution.

The total amount of money and the agreed upon fair market value of any property contributed to the Company by a Member or its predecessor in interest on the date of contribution.

Cash Determination Date.

The last day of the six (6) consecutive calendar month period described in Section 7.3.

Cash Percentage.

As of the last day of any calendar month, the percentage of the Company’s Net Assets represented by cash, cash equivalents and short term instruments with original maturities of ninety (90) days or fewer.

Cause.

Cause for removal of the Manager as defined in Section 8.6(e).

CCAO Series 2 Trust Collateralized Bonds

The bonds issued by Commercial Capital pursuant to the Base Indenture and the Series 2 Supplement.

CCAO Series 3 Trust Collateralized Bonds

The bonds issued by Commercial Capital pursuant to the Base Indenture and the Series 3 Supplement.

CCAO Series 2 Assets.

The benefits of the Derivative Payments Agreement contributed to the Company by IHCC as described in Sections 5.2(b)(iii).

CCAO Series 3 Assets.

The security and redemption rights contributed to the Company by IHCC as described in Sections 5.2(b)(i) and (ii).

Change in Control Notice.

A notice from IHCC delivered pursuant to Section 15.3.

Change in Control Transaction.

A transaction or series of transactions in which a party that is not an Affiliate of Dynex Capital will acquire more than twenty-five percent (25%) of the voting securities of Dynex Capital to be outstanding after that transaction or series of transactions.

Code.

The United States Internal Revenue Code of 1986, as amended, and any successor statute thereto.

Commercial Capital.

Commercial Capital Access One, Inc., a Virginia corporation, together with its successors and assigns.

Company.

Copperhead Ventures, LLC.

Company Business.

The business of the Company described in Section 4.

Company Minimum Gain.

As of any date, the amount determined under Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

Company Nonrecourse Deductions.

The amount of deductions of the Company calculated under Regulations Section 1.704-2(c).

Company Revenues.

All cash revenue from the operation of the Company Business, interest income received during the year, and reserves set aside in prior years and no longer deemed necessary for the Company Business, as determined by the Board.

Control.

The possession by any person or related group of persons, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership interests, by contract or otherwise.

Controlled.

To be under the Control of the specified Person.

Controls or Controlling.

The possession of Control.

DBAH Directors.

The Directors designated by DBAH.

Debt Service.

As the context requires, the amounts, including principal and interest, paid, payable or due with respect to any loans to the Company, or to which the property or assets of the Company are subject.

Derivative Payments Agreement.

The Derivative Payments Agreement in the form of Exhibit B between the Company and IHCC.

Director.

Any individual designated by a Voting Member to serve on the Board.

Disposition.

The sale, assignment, transfer or other disposition, in any manner, whether voluntarily or involuntarily, by operation of law or otherwise.

Dynex Capital

Dynex Capital, Inc., a Virginia corporation.

Dynex Entity.

Each of Dynex Capital, Inc. and its Affiliates.

Dynex Special Withdrawal Notice.

A notice from IHCC delivered pursuant to Sections 15.3(b) or (c).

Election Notice.

A notice delivered by a Non-Withdrawing Member pursuant to Section 13.5(b).

Gain or Loss from Sale.

Any gain or loss for federal income tax purposes resulting from the sale or other disposition of any or all of the Company’s assets not in the ordinary course of business, except that for purposes of Capital Account adjustments, such gain or loss shall be computed by reference to the value on the books of the Company (determined in accordance with Regulations Sections 1.704-1(b)(2)(iv)(g) and 1.704-3(d)) as of the date of sale or other disposition rather than by reference to the adjusted tax basis of such property as of that date.

IHCC Directors.

The Directors designated by IHCC.

Interest.

The ownership interest of a Member in the Company at any particular time, including the right of the Member to any and all benefits to which the Member is entitled and the obligations to which the Member is subject under this Agreement. The initial Interests of the Members, expressed as a percentage, are set forth on Exhibit A.

Limited Guaranty

The Guaranty and Indemnification Agreement dated as of October 30, 1997, as defined in the Series 2 Supplement.

Loan Notice.

The notice described in Section 5.3(a)(ii) of a Member’s intent to lend to the Company under Section 5.3(a)(i), which shall specify the amount of the proposed loan and the purposes therefor.

Management Fee.

The Management Fee provided for in Section 9.1(b).

Manager.

Dynex Capital or another person designated as manager in accordance with Section 8.6.

Mandatory Excess Cash Distribution.

A distribution required by Section 7.3.

Measuring Date.

See Section 13.5.

Members.

IHCC, DBAH, Advisors and any additions or successors thereto that are admitted as Members.

Member Nonrecourse Debt.

A nonrecourse debt of the Company as described in Regulations Section 1.704-2(b)(4).

Member Nonrecourse Debt Minimum Gain.

As of any date, the amount determined under Regulations Section l.704-2(i)(3).

Member Nonrecourse Deductions.

With respect to a Member Nonrecourse Debt, the items of loss, deduction, and expenditure attributable to such Member Nonrecourse Debt under Regulations Section 1.704-2(i)(2).

Modified Negative Capital Account.

The deficit balance of a Capital Account in excess of the amount of the deficit, if any, a Member is obligated to contribute to the Company under the Agreement or is deemed obligated to restore pursuant to the Code Section 704(b) Regulations.

Net Assets

The total assets of the Company less any loans to the Company, or other obligations of the Company incurred to fund the purchase of investments.

Net Cash from Operations.

For any taxable year, the excess of Company Revenues over the sum of (1) Operating Expenses of the Company paid in cash during the year, (2) Debt Service, (3) the cost of any Approved Investments made during the year plus any reserves established by the Board for the making of Approved Investments, and (4) any reasonable reserves, as determined by the Board or in accordance with the Annual Business Plan, for Operating Expenses in succeeding years, for the repair, replacement or preservation during the current or subsequent years of any Company asset, for Debt Service, or for contingencies and unanticipated obligations.

Net Income or Net Loss.

For each taxable year, the Company’s taxable income or taxable loss for such year, as determined under Section 703(a) of the Code, and Regulations Section 1.703-1, but with the following adjustments:

(i)
Any tax exempt income, as described in Section 705(a)(1)(B) of the Code, realized by the Company during such year and not otherwise taken into account in computing Net Income or Net Loss shall be included as an item of gross income;

(ii)
Any expenditures of the Company described in Section 705(a)(2)(B) of the Code for such Fiscal Year or treated as being so described in Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in this subsection shall be subtracted from such taxable income or taxable loss; and

(iii)	Notwithstanding any other provision of this definition, any items that are specially or curatively allocated pursuant to Section 7 shall not be taken into account in computing Net Income or Net Loss.

Net Proceeds from Financing.

Net cash realized by the Company from borrowing by the Company or refinancing of indebtedness of the Company, reduced by (1) all expenses related to the borrowing or refinancing, (2) the amount applied, as determined by the Board, toward the payment of any indebtedness of the Company or other expenditures on behalf of the Company, (3) the cost of any Approved Investments to be made with the proceeds plus any reserves established by the Board for the making of Approved Investments, and (4) reasonable reserves, as determined by the Board, to satisfy other obligations of the Company or anticipated expenditures.

Non-Withdrawing Member.

A Voting Member that receives a Withdrawal Notice.

Operating Expenses.

All costs and expenses of ownership and operation of the Company’s assets and the Company Business, including, but not limited to, payroll costs, costs of materials, taxes,

insurance premiums, utility costs, costs of repairs and maintenance, costs for general, administrative and overhead, audit expenses, and any other expenses incurred in the ordinary course of operating the Company Business.

Opposing Member.

A Voting Member that receives a Sale Notice as provided in Section 13.7.

Payment Date.

A Payment Date as defined for the purposes of the Series 2 Supplement.

Permitted Transferees.

The Persons described in Section 13.3.

Person.

Any individual, corporation, partnership, limited liability company, firm, joint venture, association, trust or unincorporated organization, a government, or any agency, authority or political subdivision thereof, or any other entity.

Prime Rate.

The annual prime rate (or base rate) reported in the “Money Rates” column or section of The Wall Street Journal as being the base rate on corporate loans at larger U.S. Money Center commercial banks on the first date on which The Wall Street Journal is published in each month. In the event The Wall Street Journal ceases publication of the Prime Rate, then the “Prime Rate” shall mean the “prime rate” or “base rate” announced by Bank of America, N.A. or the successor to substantially all of its assets and business (whether or not such rate has actually been charged by that bank). In the event that bank discontinues the practice of announcing that rate, Prime Rate shall mean the highest rate charged by that bank on short-term, unsecured loans to its most credit-worthy large corporate borrowers.

Proportionate Share.

The share equal to the Member’s Interest.

Regulations.

Regulations issued under the Code by the Department of the Treasury, as amended from time to time.

Regulatory Notice.

A notice delivered pursuant to Section 15.4.

Rules.

The American Arbitration Association rules described in Section 20.1.

Sale Notice.

A notice delivered pursuant to Section 13.7.

Selling Member.

A Voting Member that delivers a Sale Notice as provided in Section 13.7.

Series 2 Collateralized Bonds.

CCAO Trust Collateralized Bonds, Series 2, Class E, Class F and Class G.

Series 2 Excluded Assets

Amounts included in and to be distributed to Commercial Capital in accordance with Section 9(xiv) of the Series 2 Supplement that result from the net purchase proceeds received from the purchase of defaulted loans by SunAmerica or its designee pursuant to the Limited Guaranty.

Series 2 Supplement.

Series Supplement dated as of October 1, 1997 to the Base Indenture between Commercial Capital, as Issuer, and the Trustee.

Series 3 Collateralized Bonds.

CCAO Trust Collateralized Bonds, Series 3, Class F, Class G and Class H.

Series 3 Excluded Assets

The Class 3R, representing the residual certificate for pursuant to the Series 3 Supplement, and all accumulated and unpaid interest on the Series 3 Collateralized Bonds.

Series 3 Supplement.

Series Supplement dated as of December 1, 1998 to the Base Indenture between Commercial Capital, as Issuer, and the Trustee.

Trustee.

JPMorgan Chase Bank, National Association (formerly known as The Chase Manhattan Bank and successor by merger to Chase Bank of Texas, National Association (formerly known as Texas Commerce Bank National Association)), as Trustee.

Successor in Interest.

The Person who succeeds to an Interest upon the Bankruptcy of a Member.

United States Bankruptcy Code.

Title 11 of the United States Code, as amended from time to time.

Voting Members.

IHCC and DBAH, and any successor to their Interests that are admitted as Members.

Withdrawal Notice.

A notice of withdrawal delivered pursuant to Section 13.5(a).

Withdrawing Member.

A Voting Member that delivers a Withdrawal Notice.

3.	NAME AND PLACE OF BUSINESS.

3.1.	Name.

No Member shall have the right to use, and each Member agrees not to use, any trade or service names, marks, emblems or logos owned by or licensed to the Company other than on behalf of the Company.

3.2.	Place of Business.

The principal place of business of the Company shall be 4551 Cox Road, Suite 300, Glen Allen, Virginia, 23060, or such other place as the Board may determine.

4.	BUSINESS OF COMPANY.

The Company Business shall consist of the ownership and management of a portfolio of residential mortgage backed debt securities, commercial mortgage backed debt securities, asset-backed debt securities, and other similar financial instruments, including derivative securities, and equity securities. The Company will seek to diversify its investments and allocation of the Company’s capital. The Company shall not engage in any other business or activity without the mutual consent of the Voting Members, which consent may be withheld in the sole discretion of either Voting Member. Notwithstanding anything contained herein to the contrary, each investment made by the Company must comply with DBAH’s Anti-Money Laundering and Compliance requirements (which shall be consistent with the requirements applicable to Affiliates of DBAH), and, unless otherwise approved by DBAH, all securities trading activity by the Company must be completed through a registered broker-dealer.

5.	MEMBERS AND CAPITAL CONTRIBUTIONS.

5.1.	Members.

Each Member has entered into this Agreement in reliance upon the unique knowledge, experience and expertise of the Voting Members in the development and operation of the Company Business. Accordingly, no Member shall be required to accept performance under this Agreement from any Person other than a Member or a Person to whom a Member is permitted to make a Disposition of its Interest, except as otherwise specifically provided in this Agreement.

5.2.	Initial Capital Contributions.

(a)	All Capital Contributions shall be made by the close of business on September 15, 2006, to be deemed made effective September 16, 2006.

(b)	IHCC will contribute (or cause to be contributed) the following assets to the Company as Capital Contributions:

(i)	Its ownership interests in the Series 3 Collateralized Bonds;

(ii)	IHCC will cause Commercial Capital to assign its optional right to redeem all of the outstanding CCAO Series 3 Trust Collateralized Bonds; and

(iii)
IHCC will deliver an executed copy of the Derivative Payments Agreement with the Company in the form of Exhibit B pursuant to which IHCC will agree to pay to the Company amounts equal to (A) the cash flow received by Commercial Capital with respect to the Available Surplus and (B) the cash flow received by IHCC with respect to the Series 2 Collateralized Bonds.

The Members hereby agree that the IHCC capital contribution pursuant to this Section 5.2 is not intended to include the Series 2 Excluded Assets and the Series 3 Excluded Assets.

The Members agree that the value of the Capital Contributions of IHCC described above are deemed to be Thirty Six Million Five Hundred Thousand Dollars ($36,500,000.00), consisting of [REDACTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST] with respect to the assets described in subparagraphs (i) and (ii), and [REDACTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST] with respect to the assets described in subparagraph (iii).

(c)
(i)Advisors will contribute $184,000 to the Company as a Capital Contribution in the form of a promissory note in that principal amount (the “Advisors Note”) bearing interest at a rate equal to the Prime Rate in the form attached as Exhibit C.

(ii) The Company will forgive the remaining principal balance of the Advisors Note on March 15, 2009; provided that on that date Advisor remains a Member of the Company.

(d)	DBAH will contribute to the Company as a Capital Contribution cash in an amount equal to Thirty Six Million Five Hundred Thousand Dollars ($36,500,000.00).

5.3.	Additional Capital.

(a)
(i)If the Board determines that additional capital, in excess of that which the Members are obligated to contribute to the Company pursuant to Section 5.2, is needed by the Company to avoid a default by the Company with respect to Debt Service or other Company obligations incurred in accordance with this Agreement, to carry out the Business Plan or to protect and preserve the value of the Company’s assets or property, the Board shall notify the Members of the additional required capital. A Member may, but shall not be required to, lend money to the Company, which loan shall bear interest at a fluctuating rate equal to two (2) percentage points above the Prime Rate (but in no event at an interest rate higher than the maximum rate legally permitted). Any such loan shall be repaid in full before any distributions are made under Section 7.

(ii)If any Member proposes to lend to the Company under Section 5.3(a)(i), that Member shall give a Loan Notice to the other Members. The other Members shall have the right to lend to the Company their respective Proportionate Shares of the loan amount, by giving notice to the first Member within fifteen (15) days after the Loan Notice is given, and such loan to the Company shall be made within that time period.

5.4.	Guaranty of Company Indebtedness.

The Members shall not be obligated to guarantee Company indebtedness unless all Voting Members agree to do so.

5.5.	Additional General Provisions on Capital and Obligations of Members.

(a)	(i)A Capital Account shall be established and maintained for each Member. A Member shall have a single Capital Account,

(b)
regardless of the time or manner in which any portions of the Member’s Interest were acquired. If an Interest is transferred in accordance with this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

(c)
In accordance with Regulations Section 1.704-1(b)(2)(iv), a Member’s Capital Account shall consist of (A) the sum of (1) its Capital Contributions, (2) allocations to it of Net Income and Gain from Sale (or items thereof) (other than gain under Section 6.6) including income and gain exempt from tax, and (3) the amount of any Company liabilities assumed by that Member or which are secured by any Company assets distributed to that Member (to the extent of the value of the securing assets), minus (B) the sum of (1) the cash and fair market value of property distributed to it by the Company, (2) the amount of any liabilities of that Member assumed by the Company or secured by any property contributed by that Member to the Company, (3) allocations to it of expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as such expenditures under the Regulations, and (4) allocations to it of Net Loss and Loss from Sale (or items thereof).

(iii)
(A)In accordance with Regulations Section 1.704-1(b)(2)(iv)(f), the book value of the Company’s assets shall be revalued and the Capital Account of each Member shall be adjusted to reflect a revaluation of the Company’s assets upon the occurrence of the following events:

(1)	The contribution of money or other property (other than a de minimis amount) to the Company by a new or existing Member as consideration for an Interest;

(2)	The distribution of money or other property (other than a de minimis amount) by the Company to a retiring or continuing Member as consideration for an Interest; or

(3)	The liquidation of the Company within the meaning of Regulation Section 1 .704-1(b)(2)(ii)(g).

(B)
The adjustment shall be based on the fair market value of Company property (taking Section 7701(g) of the Code into account) on the date of adjustment, and shall reflect the manner in which the unrealized income, gain, loss or deduction inherent in the property (that has not previously been reflected in the Capital Accounts) would have been allocated among the Members if there had been a taxable disposition of the property for fair market value on that date.

(iv)
If, pursuant to Regulations Section 1.704-1(b)(2)(iv)(d) or 1.704-1(b)(2)(iv)(f), any Company asset has a book value that differs from the adjusted tax basis of that asset, then the Capital Accounts shall be adjusted in accordance with Regulation Sections 1.704-1(b)(2)(iv)(g) and for allocations of depreciation, depletion, amortization and gain or loss computed for book purposes rather than tax purposes, with respect to such asset.

(v)	If there is any basis adjustment pursuant to an election under Section 754 of the Code, then the Capital Accounts shall be adjusted to the extent required by the Regulations.

(vi)
The principles in this Agreement governing the adjustments of Capital Accounts are intended to satisfy the capital account maintenance requirements of Regulation Section 1 .704-l(b)(2)(iv) and shall be construed consistently therewith.

(b)	No Member gives up any of its rights to be repaid its Capital Contribution in favor of the other Members.

(c)	No Member shall be paid interest on its Capital Account.

(d)	No Member shall have the right to demand and receive any distribution from the Company in any form other than cash, regardless of the nature of its Capital Contribution.

(e)
Except as otherwise provided in this Agreement, no Member shall have the right to demand and receive property of the Company in return of its Capital Contribution or in respect of its Interest until the termination of the Company.

(f)
The liability of each Member to the Company or the other Members for the losses, debts, liabilities and obligations of the Company shall be limited to paying its Capital Contributions when due under the Agreement, its share of any undistributed assets of the Company, and (only to the extent required by the Act or other applicable law) any amounts previously distributed to it from the Company.

5.6.	No Third Party Beneficiaries.

The foregoing provisions of this Section are not intended to be for the benefit of any creditor or other person to which any debts, liabilities or obligations are owed by (or that otherwise has any claim against) the Company or any of the Members; and no creditor or other person shall obtain any right under any of the foregoing provisions or shall by reason of any of the foregoing provisions make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or any of the Members.

6.	ALLOCATIONS.

6.1.	Net Income, Net Loss and Credits.

Subject to Sections 6.5 through 6.8, Net Income, Net Loss and tax credits shall be allocated among the Members in proportion to their respective Interests.

6.2.	Gain from Sale.

Subject to Sections 6.5 through 6.8, Gain from Sale shall be allocated among the Members in proportion to their respective Interests.

6.3.	Loss from Sale.

Subject to Sections 6.6 and 6.8, Loss from Sale shall be allocated among the Members in proportion to their respective Interests.

6.4.	Mid-Year Transfers.

In the case of an Interest that has been transferred during the year, unless otherwise agreed by the parties to the transfer:

(a)
All Net Income and Loss allocable to the Interest shall be allocated between the transferor and the transferee in the ratio of the number of days in the year before and after the effective date of the transfer without regard to the dates during the year on which income was earned, losses were incurred or Net Cash from Operations was distributed.

(b)	Tax credits, if any, shall be allocated among the Members at the time the property with respect to which the credit is claimed is placed in service.

(c)	All Gain or Loss from Sale shall be allocated to the holder of the Interest as of the date on which the Company recognizes that Gain or Loss from Sale.

6.5.	Minimum Gain Chargeback.

(a)
Notwithstanding anything to the contrary in this Agreement, if there is a net decrease in the Company Minimum Gain during a fiscal year, then there shall be allocated to the Members items of Company income and gain in accordance with the Minimum Gain chargeback requirements of Regulations Section 1.704-2(f).

(b)	Notwithstanding anything to the contrary in this Agreement, if there is a net decrease in Member Nonrecourse Debt Minimum Gain during a fiscal

(c)
year, there shall be allocated to any Member with a share of that Member Nonrecourse Debt Minimum Gain items of income and gain in accordance with the requirements of Regulations Section 1 .704-2(i)(4).

6.6.	Allocations to Reflect Book Value/Tax Disparity.

In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its agreed upon fair market value at the time of contribution, such that any unrealized gain or loss associated with such property at the time of the contribution is allocated to the Member that contributed the property; and any additional gain or loss associated with such property is allocated among the Members in accordance with their respective Interests. In addition, if Company property is revalued and the Capital Accounts are adjusted, then subsequent allocations of income, gain, loss and deduction for tax purposes with respect to the revalued property shall take into account the variation between the property’s adjusted tax basis and book value in the same manner as under Section 704(c) of the Code and Regulations.

6.7.	Qualified Income Offset.

If a Member unexpectedly receives an adjustment, allocation, or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that creates or increases a Modified Negative Capital Account, then items of income or gain (consisting of a pro rata portion of each item of Company income, including gross income and gain for such year) shall be allocated to that Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Modified Negative Capital Account created or increased by the adjustments, allocations or distributions as quickly as possible. For purposes of this Section 6.7, in determining whether a Member has a Modified Negative Capital Account, there shall be taken into account those adjustments, allocations and distributions that, as of the end of the year, are reasonably expected to be made.

6.8.	Member Nonrecourse Deductions.

Any Member Nonrecourse Deductions for any fiscal year shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

DISTRIBUTIONS.

6.9.	Net Cash from Operations.

Net Cash from Operations for any year shall be distributed to the Members at such time as the Board shall determine, but not less than annually, in proportion to their respective Interests.

6.10.	Net Proceeds from Financing.

Net Proceeds from Financing shall be distributed to the Members (at such time as the Board shall determine) in proportion to their respective Interests.

6.11.	Mandatory Excess Cash Distribution.

If for any period greater than six (6) consecutive calendar months beginning with the fourth (4th) calendar month next commencing after the date of this Agreement, the Company’s Cash Percentage, as calculated as of the last day of each calendar month for the purposes of Section 9.1(b), exceeds thirty percent (30%), then unless otherwise directed by the Board, the Company shall distribute to the Members within thirty (30) days following the last day of the applicable six (6) consecutive calendar month period (the "Cash Determination Date") an amount of cash sufficient to cause the Cash Percentage to be ten percent (10%) or less as of the Cash Determination Date. Each Mandatory Excess Cash Distribution made pursuant to this Section 7.3 shall be distributed to the Members in proportion to their respective Interests.

6.12.	Mid-Year Transfers.

In the case of an Interest that has been transferred during the year, unless otherwise agreed by the parties to the transfer:

(a)	Net Cash from Operations shall be distributed to the holder of the Interest on the date of distribution.

(b)	Net Proceeds from Financing allocable to the Interest shall be distributed to the holder of the Interest on the date of distribution.

6.13.	Outstanding Loans to Company.

Notwithstanding anything to the contrary contained in this Section 7 or in Section 5.2(c) and except as provided below, no distributions shall be made to any Member until all loans, together with interest accrued thereon, owed by that Member to the Company have been repaid in full. Any distribution due to Advisors while any of the principal or interest under the Advisors Note remains outstanding shall be applied first to repay accrued and unpaid interest and then to any unpaid principal of the Advisors Note. Advisors shall not receive any cash distribution until the principal of and any interest accrued on the Advisors Note have been repaid in full.

6.14.	Other Payments to Advisors.

(a)
The Members will negotiate in good faith with respect to the payment of additional fees to Advisors in the event that Advisors is engaged by the Company to and successfully facilitates the early redemption of the Series 2 Collateralized Bonds and/or the Series 3 Collateralized Bonds. To the extent Advisors does not receive such fees in cash, the Members will negotiate in good faith to adjust the distributions and allocations otherwise provided for in this Section 7 and in Section 6.

(b)
Advisors shall receive a one-time fee, payable upon the repayment, maturity, sale or other liquidation of an investment of the Company, equal to one percent (1.0%) of the purchase price of any investment made by the Company that was introduced to the Company by Advisors. The fee payable to Advisors pursuant to this subsection shall only be payable after the Company recovers its basis in such investment plus a profit equal to the one-month London Interbank Offered Rate compounded on a monthly basis from the inception of the investment.

7.	MANAGEMENT.

7.1.	Board of Directors.

(a)	The Company Business shall be managed by a Board that shall consist initially of two Directors, with the Voting Members each having the right to designate one Director.

(b)
The Board shall, subject to the approval rights and other requirements in Section 4 and the approval rights reserved to the Voting Members in Sections 5.4, 16 and 17, and subject to Section 8.8, have exclusive authority and full discretion with respect to the management of the Company Business.

(c)	The Board shall act by resolution duly adopted at a meeting of the Board or by consent in writing of all Directors. Directors may vote or give their consent in person or by proxy.

(d)	No action may be taken by the Board without the affirmative vote of at least two Directors.

7.2.	Appointment and Removal of Directors.

(a)	Each Voting Member shall promptly designate its Director so that the Board shall at all times consist of two Directors.

(b)
Either Voting Member may at any time, by notice to the other Members, remove any or all of its Directors, with or without cause, and substitute new Directors to serve in their stead. No Director shall be removed from office, with or without cause, without the consent of the Voting Member that designated him.

(c)
If any Director is unwilling or unable to serve or is removed from office by the Voting Member that designated him, the Voting Member that designated him shall designate the successor to that Director.

(d)	The notice of a Voting Member appointing a Director shall in each case set forth that Director’s business and residence addresses and business telephone number.

(e)	Each Voting Member shall promptly give notice to the other Voting Member of any change in the business or residence address or business telephone number of any of its Directors.

7.3.	Exercise of Authority Granted to the Board.

(a)
Subject to the limitations of Section 8.3(b), the Board may delegate such general or specific authority to the officers of the Company as it from time to time considers desirable, and the officers of the Company may, subject to any restraints or limitations imposed by the Board, exercise the authority granted to them.

(b)
Notwithstanding anything contained herein to the contrary, the authority to determine the following matters with respect to the Company shall be retained by the Board (subject to Section 8.6) and any action with respect thereto may be taken by the officers of the Company (within such general or specific limits as may be determined by the Board) only after the Board has approved the action in question in accordance with this Section:

(i)
Investing the assets of the Company (provided that the Manager may invest assets of the Company in short term instruments with original maturities of ninety (90) days or fewer and that are rated the equivalent of AAA by two of the three national ratings agencies, without the approval of the Board);

(ii)
Take any action that would have the effect of causing the Company not to cause the redemption of the CCAO Series 3 Trust Collateralized Bonds issued pursuant to the Series 3 Supplement in February 2009;

(iii)	Appointing or removing the Manager, subject to Section 8.6(e);

(iv)	Determining the amount and necessity for loans pursuant to Section 5.3(a);

(v)	Determining the amount and timing of distributions to the Members;

(vi)	Entering into any transaction between the Company and any Member or any Affiliate of a Member, other than a loan pursuant to Section 5.3(a);

(vii)	Acquiring or starting up any new business activity within the Company Business;

(viii)	Except as provided in Section 5.3(a), borrowing money, other than trade debt in the ordinary course of the Company Business or as provided for in the Annual Business Plan then in effect;

(ix)
Pledging, placing in trust, assigning or otherwise encumbering any existing property, now owned or hereafter acquired by the Company, excluding accounts receivable from trade creditors, as collateral or security for any borrowing or other obligation of the Company, except for pledges or deposits under workmen’s compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of money), or leases, or to secure statutory obligations or surety or appeal bonds or to secure indemnity, performance or similar bonds used in the ordinary course of business;

(x)
Selling or otherwise disposing of, or contracting to sell or otherwise dispose of, any of the Company’s assets in any one transaction or in any series of transactions out of the ordinary course of the Company Business, other than as contemplated by the Annual Business Plan then in effect;

(xi)	Causing the Company to be merged, pooled or combined with any other business or enterprise;

(xii)
Adopting overall financial policies for the Company including, without limitation, adopting or changing significant tax or accounting principles or policies, adopting the initial and subsequent Annual Business Plans or any amendments thereto, or any change in the amount of any reserves to be maintained by the Company;

(xiii)
Assuming, guaranteeing (other than credit card obligations for employees), endorsing or otherwise becoming liable for the obligations of any Person except by endorsement for purposes of discount or collection of notes or other instruments received by the Company from customers in the ordinary course of business;

(xiv)
Commencing or entering into the resolution of any actual or threatened litigation involving the Company with respect to which the aggregate amount in controversy exceeds $10,000 or that is otherwise material or seeking injunctive relief against or on behalf of the Company;

(xv)	Making loans or advances to any party, excluding advances for travel expenses;

(xvi)	Entering into any contract or commitment obligating the Company to make aggregate expenditures of more than $25,000;

(xvii)	Dissolving the Company except as otherwise provided in Section 14.1(a)(i);

(xviii)	Selecting or changing the Auditor;

(xix)	Changing the fiscal year of the Company or any accounting policy or procedure of the Company, except as required by law;

(xx)	Entering into any collective bargaining agreement;

(xxi)	Amending or modifying any contract, agreement or arrangement required to be approved by the Board pursuant to this Section 8.2(b);

(xxii)	Declaring bankruptcy of the Company; and

(xxiii)	Making any other decision material to the Company’s operations, management, business or financial condition.

7.4.	Chairman of the Board.

(a)
The Chairman of the Board, who shall be one of the Directors, shall be selected by each Voting Member on a rotating basis for a one (1) year term. The initial Chairman of the Board shall be designated by DBAH.

(b)	The Chairman of the Board shall preside at Board meetings.

7.5.	Meetings of the Board.

(a)	The Directors shall hold not less than four (4) regular meetings each year on such dates and at such times as may be designated by the Board.

(b)	Special meetings of the Board may be held at any time, upon call of the Manager or any Director.

(c)	Unless waived in writing by all of the Directors (before or after a meeting), at least two (2) business days’ prior notice of any meeting shall

(d)
be given to each Director. Such notice shall, in the case of a special meeting, state the purpose for which such meeting has been called. No business can be conducted or action taken at such meeting that is not provided for in such notice. Except as otherwise determined by the Board, the locations of all meetings of the Board shall be alternated between locations within the United States (unless otherwise agreed by the Voting Members) designated by each Voting Member. Meetings of the Board shall be conducted in accordance with Roberts Rules of Order.

(e)	A quorum for any meeting of the Board shall be at least two (2) of the Directors then in office.

(f)
The Board shall cause to be kept a book of minutes of all of its meetings in which there shall be recorded the time and place of such meeting, whether regular or special, and if special, by whom such meeting was called, the notice thereof given, the names of those present, and the proceedings thereof. Copies of any consents in writing shall also be filed in such minute book.

(g)
Members of the Board may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting. Either Voting Member may permit its employees or employees of its Affiliates to attend Board meetings as non-voting observers.

7.6.	Manager.

(a)
The Manager shall act as agent of the Company and shall have such powers as are usually exercised by officers of a Delaware corporation and shall have the power to bind the Company through the exercise of such powers, to the extent consistent with the terms hereof.

(b)	The initial Manager of the Company shall be Dynex Capital.

(c)
Unless the Board otherwise approves as provided in Section 8.3(b)(ii), the Manager shall take all actions necessary to cause the Company to exercise the rights assigned to it by Commercial Capital to redeem the CCAO Series 3 Assets in February 2009 in accordance with the terms of the Base Indenture and the Series 3 Supplement or any other documents governing those securities.

(d)
Unless the Board otherwise directs, the Manager shall take all actions necessary to enforce, on behalf of the Company, the obligation of IHCC under the Derivative Payments Agreement to cause the redemption of the CCAO Series 2 Trust Collateralized Bonds at the earliest possible date that those bonds may be redeemed.

(e)
The Manager may be removed for "Cause" (as defined below) by either Voting Member, by the DBAH Directors or by the IHCC Directors. In the event of removal, a new Manager reasonably acceptable to each Voting Member shall be appointed by the Board. There shall be Cause to remove the Manager if the Manager or any Affiliate of the Manager: (i) intentionally engages in dishonest conduct in connection with the Manager's performance of services for the Company; (ii) is convicted of, or pleads guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iii) willfully fails or refuses to perform the Manager's material obligations under any agreement with the Company; (iv) breaches in any material respect any fiduciary duties to the Company; or (v) willfully breaches or violates in a material respect any law, rule or regulation in connection with the Manager's performance of services for the Company.

7.7.	Annual Business Plan.

(a)
The Manager shall, on or before December 31 of each year, propose an annual budget (collectively, the “Annual Business Plan”) for the Company for the next fiscal year and submit that budget to the Board for its approval. The budget shall include a profit and loss statement, a cash flow statement and a balance sheet for the next fiscal year, as of year end, and proposals for deployment of the Company's assets.

(b)
The Board shall consider the adoption of the Annual Business Plan at a meeting called for that purpose and may modify or adjust the Annual Business Plan or any aspect thereof in such manner as it deems appropriate. The Company Business shall be carried on in accordance with the Annual Business Plan as adopted by the Board.

7.8.	Limitation on Other Members’ Powers.

Except for designating and removing Directors pursuant to Sections 8.1(a) and 8.2, adopting a plan of liquidation and directing the Manager in winding up the affairs of the Company after the dissolution of the Company pursuant to Section 14.1(a)(i), as provided in Section 15.2, and executing certificates and amendments thereof as described in Section 19; no Member acting alone shall, without the consent of the Voting Members, have any right or authority, either express or implied, to act for or bind the Company.

7.9.	Execution of Documents.

(a)
Any deed, deed of trust, bill of sale, lease agreement, security agreement, financing statement, contract of sale or other contract or instrument purporting to bind the Company or to convey or encumber any of the assets of the Company in the ordinary course of business, may be signed by Stephen J. Benedetti in his capacity as an executive officer of the Manager, or by another executive officer of the Manager, after obtaining

(b)
the approval required by this Agreement, and no other signature shall be required. For the purposes of this Agreement, “executive officer” shall have the same meaning given that term under Rule 3b-7 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

(c)
Any Person dealing with the Company shall be entitled to rely on a certificate of the Manager, as conclusive evidence of the incumbency of the Manager and its authority to take action on behalf of the Company and shall be entitled to rely on a copy of any resolution or other action taken by the Board and certified by the Manager, as conclusive evidence of such action and of the authority of the Manager to bind the Company to the extent set forth therein.

8.	COMPENSATION AND REIMBURSEMENT OF MEMBERS.

8.1.	Compensation of Members.

(a)	Except as provided in Section 10 or as the Board may otherwise determine, no Member shall receive any compensation for its services to the Company.

(b)
If the Manager is a Member or an Affiliate of any Member, the Manager will not be entitled to receive any compensation from the Company for its services. If the Manager is not a Member or an Affiliate of a Member, the Manager will be entitled to receive from the Company a quarterly Management Fee equal to 0.017% of the value of the Net Assets in the Company's portfolio as of the last business day of each calendar quarter. The Company shall pay the Management Fee for the preceding calendar quarter to the Manager not later than the tenth (10th) day of each calendar quarter. The value of the Net Assets in the Company’s portfolio as of the last business day of each calendar quarter shall be determined by reference to the financial statements of the Company prepared in accordance with generally accepted accounting principles.

8.2.	Reimbursement Restrictions.

(a)
No Member shall, without Board approval, be entitled to be reimbursed for any expenses incurred by that Member in its capacity as Member including, without limitation, direct out-of-pocket expenses, overhead or administrative expenses or any allocated expenses of employees or staff.

(b)
Except with respect to travel and related expenses incurred by the Directors in conjunction with attendance at meetings of the Board, no compensation of, or expenses incurred by, the Directors incident to their duties and responsibilities as Directors (as contrasted with expenses incurred by the Manager) under this Agreement shall be paid by, or charged to, the Company.

(c)	AUTHORITY OF THE MEMBERS AND AFFILIATES TO DEAL WITH THE COMPANY, COMPETE WITH THE COMPANY AND COMPETE WITH EACH OTHER.

8.3.	General Authority.

The Company may, in the Board’s discretion, (a) engage any Person in which any Member, or any Affiliate of a Member, may have an interest, for the performance of any and all services or purchase of goods or other property that may at time be necessary, proper, convenient, or advisable in carrying on the Company Business, or (b) transact the Company Business with, or sell or all of the Company’s assets to, any Person in which a Member, or any Affiliate, may have an interest if the compensation or price therefor does not materially and adversely differ from that prevailing in arm’s length transactions by others rendering or receiving similar services or purchasing similar goods or other property in comparable transactions as an on-going activity in the same geographical area where such business is transacted.

8.4.	Competition with the Company.

(a)
Except as expressly limited by this Section 10.2(a), any of the Members and any Affiliate of a Member may engage in and possess an interest in any business venture of any nature and description, independently or with others; and neither the Company nor the other Members shall, except as otherwise provided in this Section 10.2(a), have any right by virtue of this Agreement in and to any such independent ventures or to the income or profits derived therefrom. Neither a Member nor any Affiliate of a Member shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character which, if presented to the Company, could be taken by the Company, and each of them shall have the right to take for its own account (individually or as a trustee) or to recommend to others any such particular investment opportunity.

(b)
Notwithstanding the provisions of Section 10.2(a), Advisors shall not intentionally engage in willful misconduct that Advisors reasonably knows or should know will have a material adverse effect on the Company or its business, operations or reputation.

8.5.	Redemption of Bonds.

No Member will take, and each Member will use reasonable efforts to cause its Affiliates not to take, any action that would impair the ability of the Company to redeem the Series 2 Collaterized Bonds and/or the Series 3 Collaterized Bonds.

ACCOUNTS, BOOKS, RECORDS, ACCOUNTING REPORTS AND TAX MATTERS.

8.6.	Bank Accounts.

All funds of the Company shall be deposited in accounts of the Company at such financial institutions as the Board may designate. Withdrawals from any such account shall be made only in the regular course of the Company Business. All withdrawals shall be made upon the signature of such individual or individuals as the Board shall designate.

8.7.	Maintenance of Books.

The Company shall keep or cause to be kept complete and accurate books of account, in which shall be entered fully and accurately each and every transaction of the Company. The Company’s books shall be maintained at the principal place of business of the Company or at such other place as the Board may from time to time designate; and each Member shall have access to the books at all reasonable times and the right to inspect and copy such books either directly or through a person designated by it.

8.8.	Method of Accounting.

All books and records of the Company shall be kept in accordance with generally accepted accounting principles, with such exceptions as the Board may determine from time to time, with an annual accounting period ending in December, except for the final accounting period, which shall end on the date of termination of the Company. Any reference in this Agreement to a “fiscal year” shall be to such annual accounting period.

8.9.	Financial Reports.

(a)
The Company shall prepare or cause to be prepared and shall provide to each Member, within ten (10) business days after the end of each month, a statement of profit and loss, a cash flow statement for such month showing variations from the budgeted amount for such month and the year to date, and a balance sheet as of the end of such month, all on a consolidated basis and separately for each reporting unit.

(b)
The Company shall also cause to be prepared and shall send to each Member within ninety (90) days after the end of each fiscal year, audited financial statements and a statement of profit and loss approved by the Auditors.

(c)
In addition, the Company shall cause to be prepared and shall send to each Member within ninety (90) days after the end of each fiscal year, a report stating each Member’s distributive share of each class of income, gain, loss or deduction, including tax preference items, for the year.

(d)	Tax Returns and Information.

(e)
It is intended that the Company be characterized and treated as a partnership for, and solely for, federal, state and local income tax purposes. For such purpose, the Company shall be subject to all of the provisions of subchapter K of chapter 1 of subtitle A of the Code, and all references to a “Partner,” to “Partners” and to the “Partnership” in the provisions of the Code and Regulations cited in this Agreement shall be deemed to refer to a Member, the Members and the Company, respectively.

(f)
The Company shall cause to be prepared and timely filed annually the federal, state and local tax returns of the Company. Drafts of the tax returns shall be submitted to each Member for review at least thirty (30) days before the earlier of (a) the proposed filing date or (b) the due date for filing, including extensions that have been granted. The Company shall cause to be delivered to each Member (i) the tax information required to enable the Members to prepare and file their tax returns in a timely manner, and (ii) copies of all tax returns and amendments thereto filed by the Company.

8.10.	Tax Matters Partner.

(a)	IHCC is designated as the Tax Matters Partner for purposes of the Code.

(b)
(i)The Tax Matters Partner shall keep the other Members informed of all administrative and judicial proceedings and shall promptly provide the other Members with copies of all notices and other communications to and from the Internal Revenue Service or other federal, state or local administrative agency pertaining to any tax or similar return filed by the Company.

(ii)
The Tax Matters Partner shall promptly give notice to the other Members of the time and place of meetings with representatives of the Internal Revenue Service or other federal, state or local administrative agency pertaining to any tax or similar return filed by the Company, and DBAH shall be given the opportunity to have a representative attend any such meeting.

(iii)
If any matter concerning the Company is in litigation, the Tax Matters Partner shall keep the other Members informed of the progress of the litigation and shall afford DBAH, through its representative, the opportunity to attend all meetings and hearings pertaining to such litigation.

(iv)	The Tax Matters Partner shall provide the other Members with copies of all pleadings, notices or other material documents or communications relating to such litigation.

(v)
Notwithstanding any right or power that may be granted to the Tax Matters Partner under the Code or any other provision of law, the Tax Matters Partner shall not, without the approval of the Board or an individual designated by each Voting Member for such purpose:

(vi)	extend the statute of limitations on behalf of the Company;

(vii)	determine the Company’s choice of the forum for the litigation of any matter pertaining to the treatment of items of income, deduction or credit;

(viii)	determine whether to appeal or not appeal any administrative or judicial determination;

(ix)	enter into any settlement agreement with the Internal Revenue Service which purports to bind a Member other than the Tax Matters Partner; or

(x)	file any request for an administrative adjustment under Section 6227 of the Code.

8.11.	Fair Value Information.

From time to time upon request by the Manager, DBAH will use reasonable efforts to provide the Company with information regarding the fair market value of the assets of the Company.

9.	EXCULPATION AND INDEMNIFICATION OF THE MEMBERS.

9.1.	Exculpation.

No Member or Manager, nor any Director of the Company, shall be liable to the Company or to any Member for or as a result of any act, omission or error in judgment that was taken, omitted or made by it in the exercise of its judgment in good faith pursuant to the authorization granted to it under this Agreement or delegated to it pursuant to this Agreement that does not constitute gross negligence, willful misconduct or a knowing violation of law, or a transaction from which the Member, Manager or Director derived an improper personal benefit.

9.2.	General Indemnification.

(a)
To the extent that a corporation is permitted to indemnify its directors under the Delaware General Corporation Law, the Company shall indemnify and hold harmless the Members, the Manager and the Directors from and against all costs, loss, damage and expense, including reasonable attorney’s fees, arising out of or resulting from any act performed by such Member, Manager or Director, within the scope of the authority conferred

(b)
upon it by this Agreement or delegated to it pursuant to this Agreement, except for (i) acts of gross negligence, fraud, willful misconduct or knowing violations of law by such Member, Manager or Director, or (ii) damages arising from a transaction from which such Member, Manager or Director derived an improper personal benefit.

(c)
Each Member shall indemnify and hold harmless the Company and the other Members from and against all costs, loss, damage and expense, including reasonable attorney’s fees, arising out of or resulting from any act performed by the indemnifying Member beyond the scope of authority conferred upon the indemnifying Member by this Agreement or by reason of any act of fraud, bad faith, gross negligence, willful misconduct, knowing violation of law, or arising from a transaction from which the Member derived an improper personal benefit.

10.	TRANSFER OF INTERESTS AND WITHDRAWAL.

10.1.	No Right to Resign or Withdraw.

Except as provided below, no Member shall have any right to voluntarily resign or otherwise withdraw from the Company without the written consent of all Voting Members.

10.2.	Transfer of Interest.

No Member shall, directly or indirectly, make a Disposition of all or any part of the Interest now owned or subsequently acquired by it, other than as provided in this Agreement. Any Disposition without full compliance with this Agreement shall be void.

10.3.	Permitted Transfers.

(a)	Notwithstanding the above, a Member may transfer all or any portion of its Interest at any time to any of the following (the "Permitted Transferees"):

(i)	Other Members (subject to Section 13.4 with respect to the Interest of Advisors);

(ii)	A Member’s Affiliate.

Provided, however, that the transferee, as a condition of becoming a Permitted Transferee, expressly consents in writing to be bound by all the terms and conditions of this Agreement then in effect; and provided further that no Permitted Transferee shall become a substitute Member without compliance with the terms of Section 13.6.

Notwithstanding the provisions of Section 13.3(a), no Member may sell or exchange more than twenty five percent (25%) of its Interest within any twelve (12) month period unless either (i) the selling or exchanging Member obtains the prior written consent of the Voting Members or (ii) in the opinion of counsel for the Company, if Section 708 of the Code applies to such a sale or exchange, then the effects of Section 708 of the Code would not have a substantial adverse effect on the other Members. Moreover, no Disposition by any Member may be made if the Disposition (either considered alone or in the aggregate with prior Dispositions by other Members) would result in the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.
(b)
For the purposes of this Agreement, if a Voting Member transfers all or any portion of its Interest to a Permitted Transferee, and the Permitted Transferee is admitted as a substitute Member pursuant to Section 13.5, then all references to a Voting Member or Voting Members in this Agreement shall be deemed to refer collectively to such Voting Member and its Permitted Transferees that have become Members. For the purposes of any action to be taken or vote or approval to be made or given under this Agreement, an action shall be deemed to have been taken, vote shall be deemed to have been made, and/or approval deemed to have been given or withheld if such vote, action or approval (or withholding of approval) is authorized by a majority in Interest of the Members comprising that Voting Member.

10.4.	Disposition by Advisors.

(a)
Except as provided in this Section 13.4, Advisors shall have no right to voluntarily resign or otherwise withdraw from the Company without the written consent of all Voting Members, and may not make a Disposition of all or any part of the Interest now or subsequently acquired by it other than to a Permitted Transferee.

(b)
If Advisors desires to transfer all or any portion of its Interest to a Voting Member that has agreed to purchase all or a portion of that Interest, Advisors may transfer that Interest only after first offering the Interest to the other Voting Member by providing the other Voting Member a notice that includes a copy of the agreement to purchase the Interest with the purchasing Voting Member. This notice shall specify the portion of the Interest proposed to be purchased by the other Voting Member, the proposed price for the Interest and the other terms of the proposed transfer. Within sixty (60) days following this notice, the other Voting Member shall have the right to purchase its pro rata share of the Interest being sold by Advisors. The purchase price for such Interest shall be the proportionate amount of the price offered to be paid by the other Voting Member, and the other terms of the purchase shall be identical to the terms agreed to with the other Voting Member.

(c)
Advisors shall have the right, exercisable by written notice to the Company, to request that the Company redeem its Interest, which request may be acted upon by the Company in its sole discretion, at a purchase price equal to the amount of Advisors’ Capital Contribution or such other purchase price as may be mutually agreed to by Advisors and the Company.

10.5.	Withdrawal by Voting Member.

(a)
A Voting Member may elect to withdraw from the Company by giving a Withdrawal Notice to the other Voting Members during the term of this Agreement. Upon the receipt of a Withdrawal Notice, the other Voting Members shall be entitled to take any of the following actions (which shall not be deemed applicable to a Change in Control Notice, Dynex Special Withdrawal Notice or Regulatory Notice):

(i)	Elect the dissolution of the Company as provided in Section 15.1;

(ii)	Cause the Company to redeem the Interest of the Withdrawing Member as provided in this Section 13.5; or

(iii)	Purchase the interest of the Withdrawing Member as provided in this Section 13.5.

(b)
Upon receipt of a Withdrawal Notice, the Non-Withdrawing Member shall deliver an Election Notice to the Withdrawing Member within thirty (30) days following receipt of the Withdrawal Notice, specifying the election it has made pursuant to Section 13.5(a).

(c)
If the Non-Withdrawing Member has elected to cause the dissolution of the Company, then the Company shall be dissolved as provided in Section 15.1(b), provided that the distribution to be received by the Withdrawing Member pursuant to Section 15.1(b) shall be reduced by ten percent (10%) if the Withdrawal Notice is given on or prior to September 15, 2007, and shall be reduced by four percent (4%) if the Withdrawal Notice is given on or prior to September 15, 2008. If the Non-Withdrawing Member elects to cause the Company to redeem the Interest of the Withdrawing Member or to purchase the Interest of the Withdrawing Member, then the redemption or purchase shall take place in accordance with provisions of Section 13.5(d).

(d)
(i)Closing for the Purchase of a Withdrawing Member’s Interest shall take place within thirty (30) days following the date of delivery of the Withdrawal Notice; provided, however, that if the Election Notice includes a statement to the effect that the Company or the Non-Withdrawing Member requires financing in order to complete the redemption or purchase of the Withdrawing Member’s Interest, the Non-Withdrawing Member shall have the option to postpone

(e)
the closing for the redemption or purchase of the Non-Withdrawing Member’s Interest until a date that is no later than ninety (90) days following the date of the Withdrawal Notice, unless the Withdrawal Notice contained an offer by the Withdrawing Member to finance the redemption or purchase of the Withdrawing Member’s Interest that complies with the terms described in Section 13.5(e). Unless the Voting Members agree otherwise, if the Non-Withdrawing Member or the Company, as the case may be, is unable to obtain financing within the ninety (90) day period following the Withdrawal Notice, the Company shall be dissolved in accordance with Section 15.

(i)
The purchase price for the redemption or purchase of the Withdrawing Member’s Interest shall be such price as is mutually agreed to by the Withdrawing Member and the Non-Withdrawing Member. If the Withdrawing Member and the Non-Withdrawing Member cannot mutually agree upon the purchase price within ten (10) business days after receipt of the Election Notice by the Withdrawing Member, the purchase price shall be the lower of (A) the value of the Capital Account of the Withdrawing Member as of the last day of the calendar month next preceding the date of closing (the "Measuring Date"), or (B) as of the Measuring Date, the Withdrawing Member’s Proportionate Share multiplied by (x) the amount of cash and cash equivalents of the Company, plus (y) the fair market value of the assets of the Company other than cash and cash equivalents, which shall be determined by obtaining a third party valuations from a qualified investment banker that is not an Affiliate of any Member for each of the assets of the Company other than cash or cash equivalents. If the Withdrawing Member and the Non-Withdrawing Member cannot agree on the investment banker selected to provide the valuations, then each of them shall select a qualified investment banker that is not an Affiliate of any Member to provide the valuations. If the higher aggregate valuation amount for the assets of the Company received from one of the investment bankers is no more than ten percent (10%) greater than the aggregate valuation amount received from the second investment banker, then the aggregate valuation amount shall be deemed to be the average of the aggregate valuation amounts received from the two investment bankers. However, if the higher aggregate valuation amount exceeds the lesser aggregate valuation amount by more than ten percent (10%), then the two investment bankers shall jointly select a third investment banker to provide valuations. If the aggregate valuation amount provided by the third investment banker is between the aggregate valuation amounts provided by the other two investment bankers, then the aggregate valuation amount shall be deemed to be the aggregate valuation amount provided by the third appraiser. If the aggregate

(ii)
valuation amount provided by the third appraiser is greater than the highest aggregate valuation amount provided by the first two appraisers, or less than the lowest aggregate valuation amount provided by the first two appraisers, then the aggregate valuation amount shall be deemed to be the aggregate valuation amount received from the one of the first two appraisers whose aggregate valuation amount is closest to the aggregate valuation amount provided by the third appraiser. The aggregate valuation amount shall be adjusted for any applicable discount as provided in the next sentence. Any valuation of the assets of the Company shall be discounted by ten percent (10%) if the Withdrawal Notice is delivered on or prior to the first anniversary of the date of this Agreement, and shall be discounted by four percent (4%) if the Withdrawal Notice is delivered after the first anniversary of the date of this Agreement but on or prior to the second anniversary of the date of this Agreement.

(f)
If the Withdrawing Member has provided in the Withdrawal Notice that it is willing to finance the purchase or redemption of its Interest, then such financing shall satisfy the condition provided for in Section 13.5(d) if the financing provides for a term of not less than one year and interest rates consistent with the interest costs made available to a typical counterparty of DBAH’s Affiliates under reverse repurchase agreements.

10.6.	Additional or Substituted Member.

(a)	A transferee of a Member’s Interest may become an additional or substituted Member in place of its transferor only if all of the following conditions are satisfied:

(i)	The requirements of Section 13.3 have been fulfilled.

(ii)	The instrument of assignment sets forth the intention of the assignor that the assignee shall succeed to the assignor’s Interest as an additional or substituted Member.

(iii)
The assignor and assignee shall have executed such other instruments as the Board may reasonably require, including written acceptance by the assignee of this Agreement and any ancillary agreements to which the Members are parties.

(iv)
The assignee shall have paid all reasonable fees and costs incurred by the Company in connection with its addition or substitution as a Member as determined by the Board, including all costs of amending this Agreement and any ancillary agreements to which the Members are parties in order to accommodate the assignee’s addition or substitution as a Member.

(v)
Unless named in this Agreement or admitted to the Company as provided in Sections 13.6, 14.1(a)(iii), or 16, no Person shall be considered a Member, and the Company, each Member, and any other Person having business with the Company need deal only with Members so named and so admitted. Neither the Company, another Member or any other Person having business with the Company shall be required to deal with any other Person by reason of any Disposition by a Member or by reason of the dissolution of a Member, except as otherwise provided in this Agreement. In the absence of substitution of a Member for an assigning or dissolved Member, any payment to such Member, or to its successors, shall release the Company of all liability to any other Person who may be interested in such payment by reason of an assignment by the Member or by reason of its dissolution.

10.7.	Deadlock Regarding a Sale of Assets.

At any time after good faith efforts fail to resolve a deadlock of the Board or Voting Members that has a duration of at least ninety (90) days, measured from the date of the meeting of the Board at which the deadlock first occurred, with respect to the sale of any asset of the Company in which the Company has a basis of at least $10 million (except with respect to any of the CCAO Series 2 Assets, including any rights of the Company under the Derivative Payments Agreement, or the CCAO Series 3 Assets), the Voting Member that is in favor of the sale of the asset (the “Selling Member”) shall have the right to cause the Company to offer, by written notice (a “Sale Notice”) to the Voting Member opposing such sale (the “Opposing Member”), to sell the asset to the Opposing Member at the price specified in the Sale Notice. The Opposing Member may elect, by written notice to the Company within ten (10) business days after the Opposing Member receives the Sale Notice, to purchase the asset at the price specified in the Sale Notice, and the Opposing Member shall have thirty (30) days to complete such purchase. If the Opposing Member does not notify the Company of its election to purchase the asset or fails to complete the purchase of the asset within the time periods prescribed above, then the Selling Member shall have the right, for a period of ten (10) business days after the deadline for the Opposing Member to provide notice of its intent to purchase the asset or to complete the purchase of such asset, as the case may be, to cause the Company to sell the asset to a third party purchaser at a sale price equal to or greater than the price specified in the Sale Notice. If the sale to such third party is not completed within ten (10) business days after the Selling Member acquires the right to cause the Company to sell the asset to a third party, then the Company shall not sell such asset unless it first re-offers to sell the asset to the Opposing Member in accordance with the procedures specified above.

Company Right to Purchase Advisors Interest.

(a)
Advisors hereby grants to the Company the right to purchase, at the Company’s option, the Interest held by Advisors if Advisors or any of its Affiliates (i) intentionally engages in willful misconduct that Advisors reasonably knew or should have known would have a material adverse effect on the Company or its business, operations or reputation or (ii) is convicted of, or pleads guilty or nolo contendere to, a felony or any crime involving moral turpitude.

(b)
The Company may exercise the foregoing right to purchase by giving notice to Advisors within 60 days after the occurrence of one of the events specified above. Such notice shall set forth the date, time and place for the closing of such purchase. The purchase price for such Interest shall be the lesser of (i) the value of the Capital Account of Advisors as of the date the Company provides such notice to Advisors or (ii) the remaining principal balance of the Advisors Note.

11.	CONTINUATION OF THE COMPANY BUSINESS IN CERTAIN EVENTS.

11.1.	Bankruptcy.

(a)
(i)Upon the Bankruptcy of a Member, the other Voting Member or Voting Members shall have the option either to (A) purchase not less than all of the Interest of the Bankrupt Member and its Affiliates, at a price determined pursuant to Section 14.1(b), (B) dissolve the Company, or (C) continue the business of the Company and allow the Successor in Interest to the Bankrupt Member to become a Member. The option shall be exercised by giving notice to the Bankrupt Member and its Successor in Interest within ninety (90) days after the determination of value under Section 14.1(b).

(ii)
If the option to purchase is exercised, closing shall be within thirty (30) days after the giving of notice of exercise or lifting of the automatic stay, whichever is later. If the option to purchase is exercised, the business of the Company shall be continued without winding up the Company’s affairs.

(iii)
If the non-Bankrupt Member does not elect to dissolve the Company, the business of the Company shall continue without winding up the Company’s affairs, and the Successor in Interest to the Bankrupt Member shall become a Member with all the benefits and obligations of its predecessor in interest and shall be deemed to be a party to this Agreement.

(b)	If the Voting Member or Voting Members having the option to purchase and the Successor in Interest to the Bankrupt Member cannot agree upon

(c)
the purchase price within thirty (30) days after the first event of Bankruptcy, then the purchase price shall be based upon the Bankrupt Member’s Proportionate Share multiplied by (x) the amount of cash and cash equivalents of the Company, plus (y) the fair market value of the assets of the Company other than cash and cash equivalents determined as provided in Section 13.5(d)(ii). Any valuation of the assets of the Company other than cash or cash equivalents shall be discounted by a ten percent (10%) if the event of Bankruptcy occurs on or prior to June 30, 2007, and shall be discounted by four percent (4%) if the event of Bankruptcy occurs on or prior to June 30, 2008.

(d)
If the option to purchase is exercised, the expenses of all investment bankers shall be paid by the purchasing Member or Members. If the option to purchase is not exercised, the expenses of all investment bankers shall be paid by the Company.

(e)	The purchase price, if the option is exercised, shall be payable as follows:

(i)	Twenty percent (20%) of the purchase price shall be paid at closing in cash; and

(ii)
The balance of the purchase price shall be paid within ninety (90) days after, the closing, plus interest on such amount at the Prime Rate plus two percent (2%) (but in no event at any interest rate higher than the maximum rate legally permitted). If not sooner paid, such purchase price balance and accrued interest thereon shall be payable in full upon sale or all or substantially all of the assets of the Company. The Successor in Interest shall have a continuing lien on the Interest being acquired by the purchaser to secure the payment of the balance of the purchase price and the interest due thereon, which lien may be foreclosed and enforced under applicable law. The purchaser will execute and deliver such instruments as may be necessary or appropriate to create such lien.

12.	DISSOLUTION.

12.1.	Events Causing Dissolution.

The Company shall be dissolved upon the first to occur of one of the following events:

(a)	The election by the Board to dissolve the Company;

(b)	An election to dissolve under Section 14.1(a)(i);

(c)	The sale or other disposition of all or substantially all of the Company’s assets;

(d)	The delivery by IHCC of a Change in Control Notice or Dynex Special Withdrawal Notice as provided in Section 15.3;

(e)	The delivery by a Member of a Regulatory Notice as provided in Section 15.4;

(f)	An election to dissolve by a Non-Withdrawing Member under Section 13.5;

(g)
The failure of the Company or the Non-Withdrawing Member to pay the purchase price for the redemption or purchase of the Withdrawing Member’s Interest pursuant to Section 13.5(d), unless the Voting Members agree otherwise; and

(h)
Unless the Voting Members otherwise agree, the sixtieth (60th) day following the redemption of the CCAO Series 3 Trust Collateralized Bonds (which redemption date is expected to be, as of the date of this Agreement, on or about February 15, 2009).

12.2.	Winding Up Company Affairs.

Upon the occurrence of an event specified in Section 15.1, the Manager shall wind up the affairs of the Company in accordance with the plan of liquidation adopted by the Board. If the Board cannot agree on a plan of liquidation within ninety (90) days after the occurrence of an event specified in Section 15.1, the Voting Members shall agree upon and the Company shall engage, within fifteen (15) days after the expiration of the ninety (90) day period, an investment banker to wind up the affairs of the Company. If the Voting Members are unable to agree upon an investment banker within such fifteen (15) day period, then one investment banker shall be selected by each Voting Member within five (5) days thereafter and such investment bankers shall jointly appoint within five (5) days of their selection a nationally recognized investment banker. However, in the event of an election to dissolve the Company under Section 14.1(a)(i), the non-Bankrupt Voting Member or Voting Members shall have the right to adopt the plan of liquidation and direct the Manager in winding up the affairs of the Company. After the payment of, or provision for, all debts of the Company, the proceeds of the sale of the Company assets and/or the Company assets shall be distributed to the Members in accordance with their Capital Accounts, subject to the provisions of Section 7.5. IHCC shall have the option, in any dissolution of the Company, to elect to receive a distribution in kind of the CCAO Series 2 Assets, and to the extent the value of this distribution in kind to IHCC of the CCAO Series 2 Assets exceeds the value of the distribution to which IHCC would otherwise be entitled under this Agreement, IHCC shall contribute to the Company for distribution to the other Members an amount of cash equal to the excess of the value of the CCAO Series 2 Assets over the distribution to which IHCC is otherwise entitled under this Agreement. If any assets are distributed in kind, they shall be distributed on the basis of the fair market value thereof as determined in accordance with Section 13.5(d)(ii), and shall be deemed to have been sold at fair market value for purposes of the allocations under Section 6.

12.3.	Dynex Withdrawals.

(a)
On or before June 30, 2008, IHCC may deliver a Change in Control Notice to the other Members. A Change in Control Notice shall specify that the Board of Directors of Dynex Capital, Inc. has determined in good faith, after consultation with its financial advisors and outside legal counsel, that it is consistent with its fiduciary duties to cause IHCC to withdraw from and cause the dissolution of the Company in order to engage in a Change in Control Transaction. The delivery of a Change in Control Notice shall be deemed to be an event causing the withdrawal of IHCC as a Member of the Company and the dissolution of the Company as provided in Section 15.1(d).

(b)	IHCC may deliver a Dynex Special Withdrawal Notice to the other Members in either of the following circumstances:

(i)
IHCC has determined, in good faith after consultation with its outside legal counsel, that the transactions contemplated by this Agreement or the status of IHCC will have the effect of causing the Company, IHCC, Dynex or any Affiliate of Dynex to be treated as a company required to register under the Investment Company Act of 1940.

(ii)
IHCC has determined, in good faith after consultation with its outside legal counsel, that the transactions contemplated by this Agreement or the status of IHCC will have the effect of causing IHCC to not qualify as a qualified REIT subsidiary or to cause Dynex Capital to cease to satisfy the requirements under the Code and Regulations to continue to be treated as a “real estate investment trust.”

12.4.	Regulatory Event.

Any Member may deliver a Regulatory Notice to the other Members. A Regulatory Notice shall specify that the Member has determined in good faith, after consultation with its outside legal counsel, that such Member and its Affiliates, taken as a whole, will experience a material and adverse impact with respect to regulatory, compliance, tax or accounting requirements if such Member continues to hold its Interest in the Company. The delivery of a Regulatory Notice shall be deemed to be an event causing the withdrawal of the Member delivering the notice as a Member of the Company and the dissolution of the Company as provided in Section 15.1(e).

Effect of Change in Control Notice, Dynex Special Withdrawal Notice or Regulatory Notice.
(a)
If IHCC delivers a Change in Control Notice on or before June 30, 2007, IHCC shall reimburse the Company and DBAH for the reasonable costs of formation of the Company incurred by the Company or DBAH, respectively.

(b)
If IHCC delivers a Change in Control Notice after June 30, 2007, or delivers a Dynex Special Withdrawal Notice, or if a Member delivers a Regulatory Notice, then the party giving the notice shall pay all costs associated with effecting the withdrawal contemplated by the notice, including the costs and expenses of the Company and the other Members.

13.	ADMISSION OF ADDITIONAL MEMBERS.

Except as provided in Section 13.6 or 14.1(a)(iii), admission of a new Member shall require the consent of all Voting Members, which consent may be withheld in the sole discretion of any Voting Member. Upon admission, the business of the Company shall be continued without winding up.

14.	AMENDMENTS.

Amendments to this Agreement shall require the written consent of all Voting Members. However, if a Voting Member does not execute, within sixty (60) days after receipt thereof, an amendment which is, in the opinion of counsel for the Company, necessary to satisfy requirements of the Code or Act with respect to partnerships or joint ventures or of any federal or state securities law or regulations and such amendment would not adversely affect the federal income tax treatment to be afforded a Member, adversely affect the liabilities of a Member, or change the method of allocation of Net Income or Net Loss, Gain or Loss from Sale, or the distribution (including, without limitation, the timing of distributions) of Net Proceeds from Financing or other funds available for distribution as provided in Section 7, then the Board shall make such amendment to this Agreement.

15.	NOTICES.

15.1.
Form of Notice. All notices, requests and other communications required or permitted to be given by this Agreement shall be in writing (including telexes, telecopies, facsimile transmissions, and similar writings) and shall be given to a Member or other Person at its address or telecopier or facsimile number set forth on Exhibit A or such other address or telecopier facsimile number as such Member or other Person may hereafter specify for that purpose by notice to the Members.

15.2.
Effective Date of Notice. Each such notice, request or other communication shall be effective (1) if given by telecopier facsimile, when such telecommunication is transmitted and confirmation of receipt obtained; provided, however, that if any

15.3.
notice, request or other communication so transmitted is received other than during the regular business hours of the recipient, it shall be deemed to have been given on the opening of business on the next business day of the recipient, (2) if given by mail, five days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (3) if given by any other means, when delivered at the address specified on Exhibit A.

16.	POWER OF ATTORNEY.

16.1.
Appointment of Members as Attorney-in-Fact. Each Member irrevocably constitutes and appoints, with full power of substitution, the other Voting Member or Voting Members as its true and lawful attorney-in-fact with full power and authority in its name, place and stead for the following purposes: to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices, (i) any certificate identifying the Members, their addresses, the address of the Company and/or the term of the Company, (ii) any certificate identifying the name or names under which the Company conducts the Company Business, and (iii) any amendment of any certificate described in subsection (i) or (ii), which may be necessary to qualify, or to continue the qualification of, the Company to do business in any jurisdiction or which may otherwise be required in connection with the Company’s transaction of business in any jurisdiction.

16.2.
Irrevocable Appointment. The appointment by each Member of the other Voting Member or Voting Members as its attorney-in-fact is irrevocable and shall be deemed to be a power coupled with an interest and shall survive the Bankruptcy or dissolution of any Voting Member giving such power and the transfer or assignment of all or any part of the Interest of such Member; provided, however, that in the event of the transfer by a Member of all or any part of its Interest, this power of attorney of a transferor Member shall survive such transfer only until such time, if any, as the transferee shall have been admitted to the Company as a substituted Member and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

17.	ARBITRATION.

17.1.
Except as provided in Section 20.3, the Members acknowledge and agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be submitted to binding arbitration in New York City before a panel of three arbitrators under the auspices of the American Arbitration Association, Commercial Arbitration Rules and Mediation Procedures (the “Rules”). The parties shall be deemed to have made these Rules, as amended and in effect as of the date of the submission of the dispute, a part of their agreement. Each party shall appoint a single arbitrator and the two party-selected arbitrators shall themselves appoint the third arbitrator, who shall serve as the panel chairman. The arbitrators may grant injunctions or other relief in

17.2.
such dispute or controversy. The decision of the arbitrators shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrators’ decision in any court having jurisdiction. In the arbitration, each party shall bear its own attorneys’ fees, and the Company shall bear the other costs and expenses of the arbitration, unless and to the extent the arbitrators shall determine that under the circumstances such fees, costs and expenses should be paid by one of the parties.

17.3.
The arbitrators shall apply Delaware law to the merits of any dispute or claim, without reference to rules of conflicts of law. Each Member hereby consents to the personal jurisdiction of the state and federal courts located in Virginia and New York for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

17.4.
The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrators.

17.5.
EACH MEMBER HEREBY CONFIRMS IT HAS READ AND UNDERSTANDS THIS SECTION 20.4, WHICH DISCUSSES ARBITRATION, AND UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, IT AGREES, EXCEPT AS PROVIDED IN SECTION 20.3, TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF ITS RIGHT TO A JURY TRIAL.

18.	GOVERNING LAW.

This Agreement and the rights and liabilities of the parties shall be determined in accordance with the laws of Delaware.

19.	CAPTIONS.

Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

20.	CONSTRUCTION.

Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter gender, and the use of nouns and pronouns in the singular shall include the plural and vice versa. This Agreement shall not be construed more strictly against one party than the others by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that all of the parties have contributed substantially and materially to the preparation of this Agreement

21.	SEVERABILITY.

Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

22.	EXECUTION AND COUNTERPARTS.

This Agreement and any amendment hereof may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement. In addition, this Agreement and any amendment hereof may be executed through the use of counterpart signature pages. The signature of any party on any counterpart agreement or signature page shall be deemed to be a signature to, and may be appended to, any other counterpart.

23.	SUCCESSORS.

Subject to the limits on transferability contained herein, each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the successors and the permitted assigns of the respective parties hereto.

24.	ENTIRE AGREEMENT.

This Agreement, together with the exhibits hereto, constitutes the entire agreement among the Members and supersedes and cancels any prior agreements, representations, warranties or communications, whether oral or written, among the Members relating to the transactions contemplated hereby or the subject matter hereof.

[SIGNATURE LINES ON THE FOLLOWING PAGE]

316197_17.DOC

IN WITNESS WHEREOF, the undersigned have each caused this Limited Liability Company Agreement of Copperhead Ventures, LLC to be executed as of the day and year first above written.

ISSUED HOLDINGS CAPITAL CORPORATION

By:
Name:
Title:

DARTMOUTH INVESTMENTS, LLP

By:
Name:
Title:

DBAH CAPITAL, LLC

By:
Name:
Title:

By:
Name:
Title:

Dynex Capital, Inc. hereby acknowledges its rights and obligations in its capacity as Manager of the Company.

DYNEX CAPITAL, INC.

By:___________________________________
Name:
Title:

EXHIBIT A

Percentage Interests in the Company

Member	Percentage Interest
Issued Holdings Capital Corporation c/o Dynex Capital, Inc. 4551 Cox Road Suite 300 Glen Allen, Virginia 23060 Fax: (804) 217-5860	49.875%
DBAH Capital, LLC 60 Wall Street New York, NY 10005 Fax: 212-797-5152	49.875%
Dartmouth Investments, LLP 16294 Via Venetia Delray Beach, FL 33484 Fax: 561-330-8006 With a copy to: John Knobelsdorf McNaughton Knobelsdorf 3730 Kirby Drive Houston, TX 77098 Fax: (713) 665-4369	0.25%

EXHIBIT B

Derivative Payments Agreement

EXHIBIT C

Form of Advisors Note

Exhibit B to the LLC Agreement

AGREEMENT

This DERIVATIVE PAYMENTS AGREEMENT (the “Agreement”) is made as of September 16, 2006 among ISSUED HOLDINGS CAPITAL CORPORATION, a Virginia corporation (together with its successors and assigns, “IHCC”) DYNEX CAPITAL, INC , a Virginia corporation (together with its successors and assigns, “Dynex”), and COPPERHEAD VENTURES, LLC, a Delaware limited liability company (together with its successors and assigns, “Copperhead”).

In consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.  Definitions. Capitalized terms used herein and not otherwise defined herein have the meanings set forth on Exhibit A.

Section 2. Consideration. The parties to this Agreement acknowledge and agree that IHCC has been issued an interest in and admitted as a member of Copperhead, and that IHCC’s agreements contained in this Agreement represent an integral portion of its capital contribution to Copperhead as described in Section 5.2(b) of the Limited Liability Company Agreement dated as of September 8, 2006 (the “LLC Agreement”).

Section 3.  Derivative Payments. IHCC shall pay to Copperhead, on each Payment Date, an amount equal to the sum of the Available Surplus and the payments due on the Series 2 Collateralized Bonds for such Payment Date distributed to IHCC as provided in Section 5. IHCC shall pay each such amount in immediately available funds by wire transfer to the following account (or to such other account as may be specified by Copperhead in writing):

Beneficiary: Copperhead Ventures, LLC
Bank Name: Wachovia Bank, NA
Bank Address: Two James Center, 7th Floor
1021 East Cary Street, VA9620
Richmond, VA 23219
Account Name: Copperhead Ventures, LLC
ABA Number:  051400549
Account Number: 2000034699744

Section 4.  Dynex Guaranty. Dynex shall execute and deliver to Copperhead, on the date of this Agreement, a Guaranty substantially in the form attached as Exhibit B.

Section 5.  Additional Covenants.

(a) IHCC will cause Commercial Capital to exercise in full any rights Commercial Capital may have (it being understood that Commercial Capital may have limited rights or no

Ex. B - 1

such rights) under the Series 2 Supplement to withdraw or otherwise receive the Available Surplus and the payments due on the Series 2 Collateralized Bonds and will cause Commercial Capital promptly to distribute all Available Surplus that it withdraws or otherwise receives, and such payments on the Series 2 Collateralized Bonds, to IHCC. IHCC will cause Commercial Capital not to take any action that could reasonably be expected to have a material adverse effect on the Available Surplus, provided, however that, notwithstanding anything in this Agreement to the contrary, IHCC shall be under no obligation to cause Commercial Capital to take any action or refrain from taking any action that Commercial Capital determines (based upon opinion of counsel) would be reasonably likely to constitute a breach of Commercial Capital’s obligations under the Base Indenture or the Series 2 Supplement.

(b) IHCC will cause Commercial Capital to redeem the CCAO Series 2 Trust Collateralized Bonds on the earliest allowable date such bonds can be redeemed, and will cause Commercial Capital to pay to Copperhead any “Net Proceeds Available” from such redemption that might otherwise have not been paid to Copperhead pursuant to Section 3 of this Agreement. Net Proceeds Available for the purposes of this Section 5(b) equal the excess of the cash received by Commercial Capital from (i) the sale of the remaining loans collateralizing the CCAO Series 2 Trust Collateralized Bonds upon redemption, or (ii) the proceeds from the reissuance and resale of the CCAO Series 2 Trust Collateralized Bonds subsequent to their redemption, over the amount paid by Commercial Capital to redeem the CCAO Series 2 Trust Collateralized Bonds.

Section 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would require the application of any other law.

Section 7. Counterparts. This Agreement may be executed in one or more counterpart copies, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Any signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Section 8. Assignment; Amendment. IHCC and Dynex may not assign any of their rights or delegate any of their obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of Copperhead. Copperhead may assign any of its rights or delegate any of its obligations under this Agreement with the prior written consent of IHCC (which consent shall not be unreasonably withheld). This Agreement may not be amended or otherwise modified except by a written agreement executed by the party to be charged with such amendment or other modification.

Section 9. Interpretation. The parties intend and agree that this Agreement shall constitute a “swap agreement” within the meaning of Section 101 of the United States Bankruptcy Code (the “Code”) and that each of IHCC and Copperhead shall constitute a “swap participant” within the meaning of Section 101 of the Code.

Ex. B - 2

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ISSUED HOLDINGS CAPITAL CORPORATION

By:
Name: Wayne Brockwell
Title: Senior Vice President

DYNEX CAPITAL, INC.

By:
Name: Stephen J. Benedetti
Title: Executive Vice President,
Chief Operating Officer

COPPERHEAD VENTURES, LLC
By Dynex Capital, Inc., Manager

By:
Name: Stephen J. Benedetti
Title: Executive Vice President,
Chief Operating Officer

Ex. B - 3

Exhibit A
Derivative Payments Agreement Definitions

“Available Surplus” means, with respect to any Payment Date, all amounts, if any, able to be released to Commercial Capital on a Payment Date from the surplus account for the CCAO Series 2 Trust Collateralized Bonds pursuant to Sections 9(xiii) and (xiv) of the Series 2 Supplement with respect to that Payment Date, other than amounts related to the Series 2 Excluded Assets, as that term is defined in the LLC Agreement.

“Base Indenture” means the Indenture dated as of November 1, 1993, as amended, between Commercial Capital and the Trustee.

“CCAO Series 2 Trust Collateralized Bonds” means the bonds issued by Commercial Capital pursuant to the Base Indenture and the Series 2 Supplement.

“Commercial Capital” means Commercial Capital Access One, Inc., a Virginia corporation, together with its successors and assigns.

“Payment Date” means each date specified as a Payment Date for the Series 2 Collateralized Bonds, commencing with the first such date after the date of this Agreement (it being understood that, as of the date of this Agreement, the date specified as the Payment Date for the Series 2 Collateralized Bonds is the 15th day of each month (or, if such 15th day is not a Business Day, the next succeeding Business Day).

“Series 2 Collateralized Bonds” means Commercial Capital Access One Trust Collateralized Bonds, Series 2, Class E, Class F and Class G.

“Series 2 Supplement” means the Series 2 Supplement dated as of October 1, 1997 to the Base Indenture between Commercial Capital, as Issuer, and the Trustee.

“Trustee” means JPMorgan Chase Bank, National Association (formerly known as The Chase Manhattan Bank and successor by merger to Chase Bank of Texas, National Association (formerly known as Texas Commerce Bank National Association)), as Trustee.

Ex. B - 4

Exhibit B
Form of Dynex Guaranty

GUARANTY

This GUARANTY (this “Guaranty” is made as of August 31, 2006 by DYNEX CAPITAL, INC., a Virginia corporation (together with its successors and assigns, “Dynex”), in favor of COPPERHEAD VENTURES, LLC, a Delaware limited liability company (together with its successors and assigns, “Copperhead”).

Section 1. Guaranty. To induce Copperhead to enter into the Derivative Payments Agreement dated as of August 31, 2006 (the “Agreement”) among Issued Holdings Capital Corporation, a Virginia corporation (together with its successors and assigns, “IHCC”), Dynex and Copperhead, Dynex irrevocably and unconditionally guarantees to Copperhead, and its successors and permitted assigns, the prompt payment by IHCC, on demand, of any amount due and payable to Copperhead under the Agreement (the “”Obligations”). Dynex hereby waives acceptance of this Guaranty, diligence, promptness, presentment, demand on IHCC for payment, protest of nonpayment and all notices of any kind. In addition, Dynex’s obligations hereunder shall not be affected by the existence, validity, enforceability, perfection, or extent of any collateral therefor. Copperhead shall not be obligated to proceed against IHCC before claiming under this Guaranty or filing any claim relating to the Obligations in the event that IHCC becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Copperhead so to file shall not affect Dynex’s obligations hereunder. Dynex agrees that its obligations under this Guaranty constitute a guaranty of payment and not of collection.

Section 2. Consents, Waivers and Renewals. Dynex agrees that Copperhead may, at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of Dynex, extend the time of payment of, exchange or surrender any collateral for, or renew any of the Obligations, and may also make any agreement with IHCC or with any other party to or person liable on any of the Obligations, or interested therein, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between Copperhead and IHCC or any such other party or person, without in any way impairing or affecting this Guaranty. Dynex agrees that Copperhead may resort to Dynex for payment of any of the Obligations whether or not Copperhead shall have resorted to any collateral security or shall have proceeded against any other obligor principally or secondarily obligated with respect to any of the Obligations.

Section 3. Expenses. Dynex agrees to pay on demand all out-of-pocket expenses (including without limitation the reasonable fees and disbursements of Copperhead’s counsel) incurred in the enforcement of the rights of Copperhead hereunder, provided, however, that Dynex shall not be liable for any expenses of Copperhead if no payment under this Guaranty is due.

Section 4.  Subrogation. Dynex will not exercise any rights which it may acquire by way of subrogation until all of the Obligations shall have been paid in full. If any amount shall

Ex. B - 5

be paid to Dynex in violation of the preceding sentence, such amount shall be held for the benefit of Copperhead and shall forthwith be paid to Copperhead to be credited and applied to the Obligations, whether matured or unmatured. Subject to the foregoing, upon payment of all the Obligations, Dynex shall be subrogated to the rights of Copperhead against IHCC and Copperhead agrees to take at Dynex’s expense such steps as Dynex may reasonably request to implement such subrogation.

Section 5. Cumulative Rights. No failure on the part of Copperhead to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Copperhead of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to Copperhead or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Copperhead from time to time.

Section 6. Representations and Warranties. Dynex hereby represents and warrants to Copperhead that: (i) Dynex is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, (ii) Dynex has the absolute and unrestricted right, power and authority to execute and deliver this Guaranty and to perform its obligations under this Guaranty, and such action has been duly authorized by all necessary corporate action, (iii) this Guaranty constitutes the legal, valid and binding obligation of Dynex, enforceable against Dynex in accordance with its terms, except that such enforcement may be subject to bankruptcy, receivership, insolvency, moratorium, reorganization, fraudulent transfer or similar laws affecting the enforcement of the rights of creditors generally and to legal and equitable limitations on the enforceability of specific remedies; and (iv) neither the execution and delivery of this Guaranty nor the performance by Dynex of its obligations under this Guaranty will, directly or indirectly (with or without notice or lapse of time), conflict with or violate any provision of the articles of incorporation or bylaws of Dynex or violate any applicable law, rule or regulation.

Section 7. Continuing Guaranty. This Guaranty shall remain in full force and effect and be binding upon Dynex and its successors and permitted assigns, and inure to the benefit of Copperhead and its successors and permitted assigns, until all of the Obligations shall have been paid in full. In the event that any payment by IHCC in respect of any Obligation is rescinded or must otherwise be returned for any reason whatsoever, Dynex shall remain liable hereunder in respect of such Obligation as if such payment had not been made.

Section 8. Notices. All notices in connection with this Guaranty shall be deemed effective, if in writing and delivered in person or by courier, on the date delivered to the following address (or such other address which Dynex shall notify Copperhead of in writing):

Dynex Capital, Inc.
4551 Cox Road, Suite 300
Glen Allen, Virginia 23060
Attention: Executive Vice President, Chief Operating Officer

Ex. B - 6

Section 9. Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would require the application of any other law.

IN WITNESS WHEREOF, Dynex has executed this Guaranty as of the date first written above.

DYNEX CAPITAL, INC.

By:
Name: Stephen J. Benedetti
Title: Executive Vice President,
Chief Operating Officer

Ex. B - 7

Exhibit C to the LLC Agreement
PROMISSORY NOTE

$184,000.00     September 16, 2006

FOR VALUE RECEIVED, the undersigned, DARTMOUTH INVESTMENTS, LLP, a Texas limited liability partnership, (the “Maker”), promises to pay, without offset, deduction or abatement, except as provided herein, to the order of COPPERHEAD VENTURES, LLC, a Delaware limited liability company (“Payee”; Payee and any subsequent holder(s) hereof are hereinafter referred to collectively as “Holder”), at the office of Payee at 4551 Cox Road, Suite 300, Glen Allen, Virginia, 23060, or at such other place as Holder may designate to Maker in writing from time to time, the principal sum of One Hundred Eighty-Four Thousand Dollars ($184,000), together with interest on the outstanding principal balance hereof from the date hereof at the rate described below.

Interest shall accrue on the outstanding principal balance of this Note at the “Prime Rate” (as defined below and computed on the basis of a 360-day year). “Prime Rate” shall mean the annual prime rate (or base rate) reported in the “Money Rates” column or section of The Wall Street Journal as being the base rate on corporate loans at larger U.S. Money Center commercial banks on the first date on which The Wall Street Journal is published in each month. In the event The Wall Street Journal ceases publication of the Prime Rate, then the “Prime Rate” shall mean the “prime rate” or “base rate” announced by Bank of America, N.A. or the successor to substantially all of its assets and business (whether or not such rate has actually been charged by that bank). In the event that bank discontinues the practice of announcing that rate, Prime Rate shall mean the highest rate charged by that bank on short-term, unsecured loans to its most credit-worthy large corporate borrowers.

Principal payments and accrued interest under this Note will be paid to Holder in accordance with Sections 7.5 and/or 13.8(b) of the Limited Liability Company Agreement of Copperhead Ventures, LLC of even date herewith (the “LLC Agreement”), from distributions or payments that would otherwise be made to Maker under Sections 7.5 or 13.8 of the LCC Agreement, as applicable, until the earlier of such time this Note is paid in full or March 15, 2009. Provided no Event of Default (as defined below) has occurred and is continuing, effective as of March 15, 2009, any remaining principal balance of and accrued interest under this Note shall be forgiven by Holder as provided in Section 5.2(c) of the LLC Agreement.

All payments received or otherwise deemed to be made by virtue of the LLC Agreement shall be applied first to any Late Charge (as defined below) due hereunder, then to any accrued but unpaid interest, then the balance of any payment shall be applied to the outstanding principal balance of this Note. If an Event of Default occurs, monies may be applied to this Note in any manner or order deemed appropriate by Holder.

The indebtedness evidenced hereby may be prepaid in whole or in part, at any time and from time to time, without premium or penalty. Any such prepayments shall be credited first to any Late Charges, then to accrued and unpaid interest and then to the outstanding principal balance hereof.

Ex. C - 1

TIME IS OF THE ESSENCE for this Note. It is hereby expressly agreed that in the event that any default shall occur in the performance of any of Maker’s obligations hereunder (an “Event of Default”), then, and in such event, the entire outstanding principal balance of the indebtedness evidenced hereby, together with any other sums advanced hereunder, and/or under any other instrument or document now or hereafter evidencing, securing or in any way relating to the indebtedness evidenced hereby, together with all unpaid interest accrued thereon, shall, at the option of Holder and without notice to Maker, at once become due and payable and may be collected forthwith, regardless of the stipulated date of maturity.

Maker shall pay without demand a late charge equal to ten percent (10%) of any principal and/or interest which is not paid within ten (10) days after its due date (“Late Charge”). In the event this Note is placed in the hands of an attorney for collection, or if Holder incurs any costs incident to the collection of the indebtedness evidenced hereby, Maker and any endorsers hereof agree to pay to Holder an amount equal to all such costs, including without limitation all reasonable attorneys’ fees (based on such attorneys’ normal hourly rates and actual time expended) and all court costs.

Presentment for payment, demand, protest and notice of demand, protest and nonpayment are hereby waived by Maker and all other parties hereto. No failure to accelerate the indebtedness evidenced hereby by reason of an Event of Default hereunder, acceptance of a past-due installment or other indulgences granted from time to time, shall be construed as a novation of this Note or as a waiver of such right of acceleration or of the right of Holder thereafter to insist upon strict compliance with the terms of this Note or to prevent the exercise of such right of acceleration or any other right granted hereunder or by applicable law. No extension of the time for payment of the indebtedness evidenced hereby or any installment due hereunder, made by agreement with any person now or hereafter liable for payment of the indebtedness evidenced hereby, shall operate to release, discharge, modify, change or affect the original liability of Maker hereunder or that of any other person now or hereafter liable for payment of the indebtedness evidenced hereby, either in whole or in part, unless Holder agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

This Note is intended as a contract under and shall be construed and enforceable in accordance with the laws of the State of Delaware.

If Holder is unable to obtain prompt legal service on Maker at the address shown for Maker below, Maker hereby appoints the Secretary of State of the State of Delaware as Maker's agent for the acceptance of substituted service of process upon Maker.

TO THE FULLEST EXTENT POSSIBLE, MAKER WAIVES IN FULL THE RIGHT TO A TRIAL BY JURY IN REGARD TO ANY DISPUTES, CLAIMS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES, COMPLAINTS, LITIGATION OR ANY MATTER WHATSOEVER AND OF ANY TYPE OR NATURE, WHETHER IN CONTRACT, TORT OR OTHERWISE, WHICH MAKER MAY HAVE NOW OR IN THE FUTURE RELATING TO THIS NOTE. BY EXECUTION OF THISNOTE, MAKER REPRESENTS AND WARRANTS THAT MAKER IS REPRESENTED BY COMPETENT COUNSEL WHO HAS FULLY AND COMPLETELY ADVISED MAKER OF THE MEANING AND RAMIFICATIONS OF THE RIGHT OF MAKER TO A TRIAL BY JURY OR HAD THE FULL AND COMPLETE OPPORTUNITY TO CONSULT SUCH COUNSEL AND CHOSE NOT TO DO SO, AND, THEREFORE, MAKER FREELY AND VOLUNTARILY WAIVES SUCH RIGHT TO TRIAL BY JURY.

Ex. C - 2

Maker hereby agrees that any dispute with respect to this Note shall be resolved in the manner provided in Section 20 of the LLC Agreement.

As used herein, the terms “Maker” and “Holder” shall be deemed to include their respective successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law.

MAKER:

Maker's Address for Notices:   DARTMOUTH INVESTMENTS, LLP

By:
16294 Via Venetia Name:
Delray Beach, FL 33484 Title:
Fax: (561) 330-8006

With a copy to:

John Knobelsdorf
McNaughton Knobelsdorf
3730 Kirby Drive
Houston, TX 77098
Fax: (713) 665-4369

Ex. C - 3